Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal Year 2022 Results

NEWARK, NJ — December 7, 2021: IDT Corporation (NYSE: IDT), a global provider of fintech, cloud communications, and traditional communications services, today reported results for the first quarter of its 2022 fiscal year, the three months ended October 31, 2021.

FIRST QUARTER FISCAL YEAR 2022 (1Q22) HIGHLIGHTS

(Throughout this release, results are for 1Q22 and are compared to 1Q21 unless otherwise noted. Loss per share, EPS, Non-GAAP loss per share*, and Non-GAAP EPS* are per diluted share.)

●	Consolidated revenue increased 8% to $370 million from $343 million. Key business unit revenue included:

○	National Retail Solutions (NRS) revenue increased 104.3% to $10.1 million.

○	net2phone subscription revenue increased 37.5% to $12.5 million.

○	Money Transfer revenue decreased 18% to $12.5 million. The decrease was entirely due to the positive impact of transitory foreign exchange market conditions that, as previously disclosed, materially improved revenue and gross profit during the second half of fiscal 2020 and the first half of fiscal 2021. Absent that impact, revenue would have increased by 45%.

○	Mobile Top-Up revenue increased 34.1% to $128.5 million, driving a 6.7% increase in the broader Traditional Communications segment’s revenue to $334.6 million.

●	Consolidated revenue-less-direct-cost-of-revenue increased 12% to $78 million from $70 million, the ninth consecutive quarter of year-over-year increases.

●	Consolidated income from operations increased 3.9% to $13.8 million from $13.3 million.

●	Adjusted EBITDA* increased 1.3% to $18.3 million from $18.1 million. Adjusted EBITDA* less capital expenditures (CAPEX)** increased 3.3% to $14.0 million from $13.5 million.

●	Loss per share was $0.10 compared to EPS of $0.32 as a result of an unrealized $12.5 million loss on the mark-to-market value of the Company’s investment in Rafael Holdings, Inc.’s Class B common stock. The Non-GAAP loss per share*, inclusive of this unrealized loss, was $0.08 compared to Non-GAAP EPS* of $0.35.

REMARKS BY SHMUEL JONAS, CEO

“Our first-quarter operational results were strong once again, highlighted by robust performance from our high-margin net2phone, NRS, and BOSS Money businesses, as well as from Mobile Top-Up. As a result, we delivered year-over-year increases in revenue, gross profit, income from operations, and Adjusted EBITDA.

“At NRS, strong demand for NRS PAY payment processing, digital advertising, and transaction data services - coupled with the continued expansion of our POS network - boosted NRS revenue by 104% year-over-year to $10.1 million in the first quarter. Recurring revenue – which excludes revenue from the sale of new terminals - increased 126% to $8.6 million. As of October 31st, NRS had over 15,100 active terminals – an increase of 37% year-over-year - and over 6,800 payment processing accounts - an increase of 118% year-over-year.

“At our net2phone-UCaaS segment, subscription revenue increased 37.5% year-over-year, and revenue less direct-cost-of-revenue margin increased 20 basis points to 82.3%. Both our subscription revenue growth and revenue margin rates remain well above industry averages. In the United States, our expanding network of channel partnerships drove a 42% year-over-year increase in UCaaS subscription revenue, while in Latin America, our strategic focus on mid-sized businesses, multi-channel go-to-market strategies, and deeply localized in-country offerings helped to increase UCaaS subscription revenue 58%.

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“Money Transfer had an exceptional quarter. Revenue increased nearly 15% sequentially to $12.5 million. Although 1Q22 revenue decreased 18% compared to the year-ago quarter, the decline is entirely due to the positive impact of transitory foreign exchange market conditions that materially improved revenue and gross profit during the second half of fiscal 2020 and the first half of fiscal 2021, as we noted in previous quarters. Absent that impact, first-quarter fiscal 2022 revenue would have increased by 45% from the year-ago quarter.

“Traditional Communications revenue increased 6.7% year-over-year to $334.6 million. Within Traditional Communications, Mobile Top-Up revenue increased 34.1% to $128.5 million, and IDT Global carrier services revenue climbed slightly. These increases more than offset a decline in BOSS Revolution Calling revenue in line with expectations.

“Our Mobile Top Up business generated double-digit year-over-year growth in its three largest sales channels – retail, direct to consumer, and B2B wholesale – strengthening its unique position as the only significant omnichannel player in the top-up space.

“Looking ahead, we are making good progress preparing for the potential spin-off of net2phone should our Board authorize it – with timing dependent on market conditions and other factors.”

CONSOLIDATED RESULTS

Results (in millions, except EPS)	1Q22	4Q21	1Q21	1Q22 - 1Q21 change (%/$)
Revenue	$370	$390	$343	+7.8%
Revenue-less-direct-cost-of-revenue	$78	$79	$70	+11.7%
Revenue-less-direct-cost-of-revenue as a percentage of revenue**	21.2%	20.3%	20.5%	+70 bp
SG&A expense	$60	$57	$52	+15.3%
Depreciation and amortization	$4.4	$4.4	$4.5	$(0.1)
Income from operations	$13.8	$16.9	$13.3	+$0.5
Adjusted EBITDA*	$18.3	$22.2	$18.1	+$0.2
Adjusted EBITDA* less CAPEX**	$14.0	$18.8	$13.5	+$0.5
Net (loss) income attributable to IDT	$(2.5)	$38.7	$8.3	$(10.8)
(Loss) earnings per share	$(0.10)	$1.46	$0.32	$(0.42)
Non-GAAP net (loss) income*	$(2.0)	$17.4	$9.0	$(11.0)
Non-GAAP (loss) earnings per share*	$(0.08)	$0.66	$0.35	$(0.43)

* Throughout this release, Adjusted EBITDA, Non-GAAP net (loss) income, Non-GAAP loss per share, and Non-GAAP EPS are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

** Revenue-less-direct-cost-of-revenue as a percentage of revenue, Adjusted EBITDA* less CAPEX, and Monthly Average Recurring Revenue per Terminal are key performance metrics. Please refer to the Explanation of Key Performance Metrics at the end of this release for an explanation of these metrics.

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RESULTS BY SEGMENT

(Results are for 1Q22 and are compared to 1Q21 except where otherwise noted)

(in millions)	Fintech			net2phone-UCaaS			Traditional Communications
	1Q22	4Q21	1Q21	1Q22	4Q21	1Q21	1Q22	4Q21	1Q21
Revenue	$22.6	$19.1	$20.1	$12.9	$12.5	$9.7	$334.6	$358.4	$313.6
Revenue-less-direct-cost-of-revenue	$15.3	$11.7	$13.9	$10.4	$10.1	$7.6	$52.7	$57.3	$48.7
SG&A expense	$14.8	$14.1	$10.4	$13.3	$12.7	$10.4	$30.0	$28.3	$29.2
Income (loss) from operations	$0.0	$(2.9)	$3.1	$(4.2)	$(3.9)	$(3.9)	$20.1	$26.0	$15.9
Adjusted EBITDA*	$0.5	$(2.5)	$3.5	$(2.9)	$(2.6)	$(2.8)	$22.7	$29.0	$19.5
Adjusted EBITDA* less CAPEX**	$(0.7)	$(3.1)	$2.3	$(4.2)	$(3.7)	$(4.5)	$20.9	$27.4	$17.9

Fintech

Fintech comprises National Retail Solutions (NRS), an operator of a nationwide Point-Of-Sale (POS) retail network providing merchant services, digital advertising, transaction data, and ancillary services, and BOSS Revolution Money Transfer, a provider of international money remittances.

In 1Q22 and 1Q21, the Fintech segment accounted for 6.1% and 5.9% of IDT’s consolidated revenue and 19.5% and 19.8% of IDT’s consolidated revenue-less-direct-cost-of-revenue, respectively.

NRS Revenue and KPIs:

Revenue $ in thousands	1Q22	4Q21	1Q21	1Q22 -1Q21 change %
POS terminals, active – end of period	15,100	14,000	11,100	37%
Payment processing accounts – end of period	6,800	5,900	3,100	118%

NRS recurring revenue
Merchant services and other	$3,112	$2,865	$1,263	+146%
Advertising and data	4,306	3,064	1,872	+130%
SaaS fees	1,187	950	669	+77%
Total recurring revenue	$8,605	$6,879	$3,804	+126%

POS terminal sales	1,467	1,338	1,126	+30%
Total NRS revenue	$10,072	$8,217	$4,930	+104%

Monthly average recurring revenue per terminal (excl. POS terminal sales revenue)	$196	$169	$120	+63%

●	NRS’ POS terminal network comprised approximately 15,100 active POS terminals at October 31, 2021, an increase of 37% compared to a year earlier. NRS served approximately 6,800 payment processing accounts at October 31, 2021, an increase of 118% compared to a year earlier.

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●	NRS revenue increased 104% to $10.1 million from $4.9 million and recurring revenue increased by 126% to $8.6 million from $3.8 million. The increases were driven by the expansion of the NRS POS and payment processing networks augmented by increases in digital-out-of-home (DOOH) advertising and data sales and merchant services revenue.

●	NRS monthly average recurring revenue per terminal increased to $196 from $120 reflecting increased merchant services and advertising sales.

Money Transfer Take-Aways:

●	Transactions increased 18% to 2.13 million from 1.80 million in the year-ago period.

●	Revenue decreased 18% to $12.5 million from $15.2 million in 1Q21. Excluding the impact of the previously disclosed foreign exchange market conditions that positively affected revenue and transactions during the second half of fiscal 2020 and the first half of fiscal 2021 but ceased thereafter, revenue would have increased 45% and transactions would have increased 38% compared to 1Q21.

net2phone-UCaaS

In 1Q22 and 1Q21, the net2phone-UCaaS segment accounted for 3.5% and 2.8% of IDT’s consolidated revenue and 13.3% and 10.9% of IDT’s consolidated revenue-less-direct-cost-of-revenue, respectively.

net2phone-UCaaS Takeaways:

●	Total seats served increased 38% to 244,000 at October 31, 2021, from 176,000 a year earlier.

●	Subscription revenue increased 37.5% to $12.5 million from $9.1 million, led by strong growth in both net2phone’s South and North American regions.

●	Subscription revenue less direct cost of revenue remained robust in 1Q22, increasing to 82.3% from 82.1% in 1Q21.

●	net2phone was named ‘Global Partner of the Year’ by UC Today, a leading news service covering the business communications and collaborations industry, for exceptional performance through global channel partners.

●	During 1Q22, net2phone launched a HIPAA compliant program for certain of its communications and collaboration solutions and introduced net2phone Phone App for Teams. The app enables Microsoft Teams users to add voice capabilities into Teams environments without additional licenses.

Traditional Communications

In 1Q22 and 1Q21, the Traditional Communications segment accounted for 90.4% and 91.3% of IDT’s consolidated revenue and 67.2% and 69.4% of IDT’s consolidated revenue-less-direct-cost-of-revenue, respectively.

Traditional Communications Takeaways:

●	Mobile Top-Up revenue increased 34.1% to $128.5 million from $95.8 million, primarily as a result of continued product expansion, growth in the B2B wholesale channel, and expansion in the US to Africa corridor.

●	BOSS Revolution Calling revenue decreased 9.7% to $106.0 million from $117.3 million, in line with expectations. BOSS Revolution Calling minutes-of-use decreased 13.3% compared to the year-ago quarter.

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●	IDT Global carrier services revenue increased 1.6% to $89.2 million from $87.8 million reflecting increased revenue per minute partially offset by a 29.4% decrease in minutes-of-use.

●	Traditional Communications revenue-less-direct-cost-of-revenue increased 8.1% to $52.7 million from $48.7 million while decreasing from $57.3 million in 4Q21. The sequential decrease largely resulted from a benefit of approximately $4 million in lower regulatory obligations recorded in 4Q21.

●	Traditional Communications’ Adjusted EBITDA* less CAPEX** increased 17.0% to $20.9 million from $17.9 million.

NOTES ON FINANCIAL STATEMENTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense decreased to $2.0 million in 1Q22 from $2.1 million in 1Q21.

As of October 31, 2021, IDT held $159.3 million in cash, cash equivalents, debt securities, and current equity investments. Current assets totaled $385.5 million and current liabilities totaled $325.9 million.

Net cash used in operating activities during 1Q22 was $5.9 million compared to net cash provided by operating activities of $18.8 million during 1Q21. Exclusive of changes in customer deposit balances at our Gibraltar-based bank, net cash provided by operating activities during 1Q22 decreased to $7.2 million from $19.3 million in 1Q21.

Capital expenditures decreased to $4.4 million in 1Q22 from $4.6 million in 1Q21.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results, outlook, and strategy followed by Q&A with investors.

IDT will host an earnings conference call beginning at 5:30 PM Eastern with management’s discussion of results, outlook, and strategy followed by Q&A with investors. To listen to the call and participate in the Q&A, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and request the IDT Corporation call (participant access code: 267194).

A replay of the conference call will be available approximately three hours after the call concludes through December 20, 2021. To access the call replay, dial 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and provide this replay number: 43480. The replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT:

IDT Corporation (NYSE: IDT) is a global provider of fintech, cloud, and traditional communications services. We make it easy for families to communicate and support each other across international borders. We also enable businesses to transact and communicate with their customers with enhanced intelligence and insight.

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Our BOSS Money international remittance and BOSS Revolution international calling services make sending money and speaking with friends and family around the world convenient and reliable. National Retail Solutions’ (NRS) point-of-sale retail network enables independent retailers to operate and process transactions more effectively while providing advertisers and consumer marketers with unprecedented reach into underserved consumer markets. net2phone’s unified communications as a service solution provides businesses with intelligently integrated cloud communications and collaboration tools across channels and devices. Our IDT Global and IDT Express wholesale offerings enable communications service enterprises to provision and manage international voice and SMS services.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

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IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	October 31, 2021	July 31, 2021
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$114,543	$107,147
Restricted cash and cash equivalents	107,317	119,769
Debt securities	13,633	14,012
Equity investments	31,144	42,434
Trade accounts receivable, net of allowance for doubtful accounts of $4,810 at October 31, 2021 and $4,438 at July 31, 2021	51,263	46,644
Disbursement prefunding	23,969	27,656
Prepaid expenses	17,130	13,694
Other current assets	26,491	16,779
Total current assets	385,490	388,135
Property, plant, and equipment, net	30,870	30,829
Goodwill	14,798	14,897
Other intangibles, net	7,312	7,578
Equity investments	9,487	11,654
Operating lease right-of-use assets	7,768	7,671
Deferred income tax assets, net	41,686	41,502
Other assets	10,318	10,389
Total assets	$507,729	$512,655
Liabilities and equity
Current liabilities:
Trade accounts payable	$31,615	$24,502
Accrued expenses	120,440	129,085
Deferred revenue	41,299	42,293
Customer deposits	100,342	115,524
Other current liabilities	32,223	27,930
Total current liabilities	325,919	339,334
Operating lease liabilities	5,533	5,473
Other liabilities	975	1,234
Total liabilities	332,427	346,041
Commitments and contingencies
Redeemable noncontrolling interest	10,010	—
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2021 and July 31, 2021	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 26,380 and 26,379 shares issued and 24,188 and 24,187 shares outstanding at October 31, 2021 and July 31, 2021, respectively	264	264
Additional paid-in capital	278,306	278,021
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,192 and 2,192 shares of Class B common stock at October 31, 2021 and July 31, 2021, respectively	(60,439)	(60,413)
Accumulated other comprehensive loss	(9,226)	(10,183)
Accumulated deficit	(45,336)	(42,858)
Total IDT Corporation stockholders’ equity	163,602	164,864
Noncontrolling interests	1,690	1,750
Total equity	165,292	166,614
Total liabilities and equity	$507,729	$512,655

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended October 31,
	2021	2020
	(in thousands, except per share data)
Revenues	$370,083	$343,425
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	291,625	273,174
Selling, general and administrative (i)	60,113	52,140
Depreciation and amortization	4,446	4,493
Severance	38	113
Total costs and expenses	356,222	329,920
Other operating expense, net	(88)	(252)
Income from operations	13,773	13,253
Interest income (expense), net	13	(41)
Other expense, net	(16,216)	(1,380)
(Loss) income before income taxes	(2,430)	11,832
Benefit from (provision for) income taxes	85	(3,417)
Net (loss) income	(2,345)	8,415
Net income attributable to noncontrolling interests	(133)	(127)
Net (loss) income attributable to IDT Corporation	$(2,478)	$8,288
(Loss) earnings per share attributable to IDT Corporation common stockholders:
Basic	$(0.10)	$0.32
Diluted	$(0.10)	$0.32
Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	25,566	25,534
Diluted	25,566	25,861
(i) Stock-based compensation included in selling, general and administrative expenses	$285	$506

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended October 31,
	2021	2020
	(in thousands)
Operating activities
Net (loss) income	$(2,345)	$8,415
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,446	4,493
Deferred income taxes	(413)	3,104
Provision for doubtful accounts receivable	716	579
Net loss from marketable securities	13,386	17
Stock-based compensation	285	506
Other	1,718	1,077
Changes in assets and liabilities:
Trade accounts receivable	(5,638)	(4,020)
Disbursement prefunding, prepaid expenses, other current assets, and other assets	(7,563)	7,318
Trade accounts payable, accrued expenses, other current liabilities, and other liabilities	3,265	(2,023)
Customer deposits at IDT Financial Services Limited (Gibraltar-based bank)	(13,069)	(549)
Deferred revenue	(641)	(150)
Net cash (used in) provided by operating activities	(5,853)	18,767
Investing activities
Capital expenditures	(4,353)	(4,564)
Purchase of convertible preferred stock in equity method investment	(1,051)	—
Purchases of debt securities and equity investments	(6,260)	(29,295)
Proceeds from maturities and sales of debt securities and redemption of equity investments	3,867	6,596
Net cash used in investing activities	(7,797)	(27,263)
Financing activities
Distributions to noncontrolling interests	(183)	(28)
Proceeds from other liabilities	2,302	—
Repayment of other liabilities	(1,242)	(40)
Proceeds from sale of equity in subsidiary	10,000	—
Proceeds from exercise of stock options	—	185
Repurchases of Class B common stock	(26)	(2,856)
Net cash provided by (used in) financing activities	10,851	(2,739)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	(2,257)	(1,859)
Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(5,056)	(13,094)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	226,916	201,222
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$221,860	$188,128

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Reconciliation of Non-GAAP Financial Measures for the

First Quarter Fiscal 2022 and 2021

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 1Q22, 4Q21, and 1Q21, Adjusted EBITDA, non-GAAP net (loss) income, and non-GAAP earnings per diluted share (EPS), all of which are non-GAAP measures. Generally, a non-GAAP measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, add depreciation and amortization, severance expense, and other operating expense, and deduct other operating gains.

IDT’s measure of non-GAAP net (loss) income starts with net (loss) income in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, and deducts the release of valuation allowance on deferred tax assets and other operating gains.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net (loss) income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2022 and fiscal 2021 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net (loss) income, and non-GAAP EPS are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net (loss) income, and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net (loss) income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net (loss) income, and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

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Other operating (expense) gain, net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net (loss) income, and non-GAAP EPS. Other operating (expense) gain, net includes legal fees net of insurance claims related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, expense for the indemnification of a net2phone cable telephony customer related to patent infringement claims brought against the customer, and expense for other legal and regulatory matters. From time-to-time, IDT may have gains or incur costs related to non-routine legal and regulatory matters, however, these various items generally do not occur each quarter. IDT believes the gain and losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net (loss) income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 4Q21, due to continued and projected profitability, IDT was able to release a portion of its valuation allowance that was recorded against its deferred tax assets. This income tax benefit is excluded from IDT’s non-GAAP net (loss) income and non-GAAP EPS because it is only indirectly related to the current results of IDT’s core operations.

Adjusted EBITDA, non-GAAP net (loss) income, and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net (loss) income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net (loss) income, and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net (loss) income, and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net (loss) income for IDT on a consolidated basis, (b) for non-GAAP net (loss) income, net (loss) income, and (c) for non-GAAP EPS, diluted earnings per share.

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net (Loss) Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone- UCaaS	Fintech	Corporate
Three Months Ended October 31, 2021 (1Q22)
Adjusted EBITDA	$18.3	$22.7	$(2.9)	$0.5	$(2.0)
Subtract:
Depreciation and amortization	4.4	2.5	1.3	0.6	-
Severance expense	-	-	-	-	-
Other operating expense, net	0.1	-	-	-	0.1
Income (loss) from operations	13.8	$20.1	$(4.2)	$-	$(2.1)
Interest income, net	-
Other expense, net	(16.2)
Loss before income taxes	(2.4)
Benefit from income taxes	0.1
Net loss	(2.3)
Net income attributable to noncontrolling interests	(0.2)
Net loss attributable to IDT Corporation	$(2.5)

	Total IDT Corporation	Traditional Communica-tions	net2phone- UCaaS	Fintech	Corporate
Three Months Ended July 31, 2021 (4Q21)
Adjusted EBITDA	$22.2	$29.0	$(2.6)	$(2.5)	$(1.7)
Subtract:
Depreciation and amortization	4.4	2.5	1.4	0.5	-
Severance expense	-	-	-	-	-
Other operating expense, net	0.8	0.4	-	-	0.4
Income (loss) from operations	16.9	$26.0	$(3.9)	$(2.9)	$(2.1)
Interest income, net	0.1
Other income, net	2.3
Income before income taxes	19.3
Benefit from income taxes	19.5
Net income	38.9
Net income attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$38.7

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Traditional Communic-ations	net2phone-UCaaS	Fintech	Corporate
Three Months Ended October 31, 2020 (1Q21)
Adjusted EBITDA	$18.1	$19.5	$(2.8)	$3.5	$(2.1)
Subtract (Add):
Depreciation and amortization	4.5	3.0	1.1	0.4	-
Severance expense	0.1	0.1	-	-	-
Other operating expense (gain), net	0.3	0.6	-	-	(0.3)
Income (loss) from operations	13.3	$15.9	$(3.9)	$3.1	$(1.9)
Interest expense, net	-
Other expense, net	(1.4)
Income before income taxes	11.8
Provision for income taxes	(3.4)
Net income	8.4
Net income attributable to noncontrolling interests	(0.1)
Net income attributable to IDT Corporation	$8.3

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IDT Corporation

Reconciliations of Net (Loss) Income to Non-GAAP Net (Loss) Income and (Loss) Earnings per share to Non-GAAP EPS

(unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	1Q22	4Q21	1Q21

Net (loss) income	$(2.3)	$38.9	$8.4
Adjustments (add) subtract:
Stock-based compensation	(0.3)	(0.3)	(0.5)
Severance expense	-	-	(0.1)
Other operating expense, net	(0.1)	(0.8)	(0.3)
Release of DTA valuation allowance	-	22.4	-
Total adjustments	(0.4)	21.3	(0.9)
Income tax effect of total adjustments	(0.1)	(0.2)	(0.3)
	0.3	(21.5)	0.6
Non-GAAP net (loss) income	$(2.0)	$17.4	$9.0

(Loss) earnings per share:
Basic	$(0.10)	$1.52	$0.32
Total adjustments	0.02	(0.84)	0.03
Non-GAAP - basic	$(0.08)	$0.68	$0.35

Weighted-average number of shares used in calculation of basic (loss) earnings per share	25.6	25.6	25.5

Diluted	$(0.10)	$1.46	$0.32
Total adjustments	0.02	(0.80)	0.03
Non-GAAP - diluted	$(0.08)	$0.66	$0.35

Weighted-average number of shares used in calculation of diluted (loss) earnings per share	25.6	26.5	25.9

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Explanation of Key Performance Metrics

Revenue-less-direct-cost-of-revenue as a percentage of revenue is a financial metric that measures changes in our revenue relative to changes in direct cost of revenue during the same period. Revenue and direct cost of revenue in this metric are from IDT’s consolidated statements of operations in accordance with GAAP. Revenue-less-direct-cost-of-revenue as a percentage of revenue is a ratio in which revenue-less-direct-cost-of-revenue is the numerator and revenue is the denominator. It is useful for monitoring trends in the generation of revenue as well as for evaluating the net contribution of IDT’s revenue.

Adjusted EBITDA less CAPEX is also a financial metric, which is calculated by deriving Adjusted EBITDA as described above and subtracting capital expenditures in accordance with GAAP as reported in the consolidated statements of cash flows. Management uses Adjusted EBITDA less CAPEX to evaluate the level of capital investment needed to support operations, and as a reasonable proxy for the cash generated by IDT’s businesses. Because IDT’s capital expenditures reflect an allocation of capital for longer-term growth, IDT seeks to strike an appropriate balance between near-term and long-term financial performance as reflected in Adjusted EBITDA less CAPEX. IDT’s measurement of Adjusted EBITDA less CAPEX may not be comparable to similarly titled measures reported by other companies.

Monthly Average Recurring Revenue per Terminal is also a financial metric. Monthly Average Recurring Revenue per Terminal is calculated by dividing NRS’ revenue in accordance with GAAP during a period, excluding revenue from POS terminal sales, by the average number of active POS terminals during the period. The result is divided by three when the period is a fiscal quarter. The average number of active POS terminals is calculated by adding the beginning and ending number of active POS terminals during the period and dividing by two. Monthly Average Recurring Revenue per Terminal is useful for comparisons of NRS’ revenue per customer to prior periods and to competitors and others in the market, as well as for forecasting future revenue from the customer base.

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